NEWS RELEASE

POPE RESOURCES ANNOUNCES QUARTERLY DISTRIBUTION

POULSBO, WA, August 23, 2018 / PRNewswire/ - Pope Resources (NASDAQ:POPE) announced today a quarterly distribution of $0.80 per unit, effective for unitholders of record on September 6, 2018 and payable on September 20, 2018. This represents a $0.10, or 14%, increase from the prior quarterly distribution of $0.70 per unit. “We are pleased to announce this increase in our distribution payout, which reflects our confidence in the current and future cash flow generating capacity of the Partnership,” said Tom Ringo, President and CEO.

Pope Resources is actively reviewing its longer-term opportunities. Now that the bulk of anticipated spending on its multi-year legacy environmental remediation expense at Port Gamble, Washington is nearly complete, Pope Resources believes it can more confidently pursue opportunities to create and deliver unitholder value. As part of its review, Pope Resources is evaluating its capital allocation strategy, business mix and organizational structure in order to narrow the gap between its trading value and net asset value.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Pope Resources’ distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Pope Resources’ distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax result.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own and manage 120,000 acres of timberland and 2,100 acres of development property in Washington. In addition, Pope Resources co-invests in and consolidates three private equity timber funds that own 124,000 acres of timberland in Washington, Oregon, and California. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Contact:
Daemon Repp
Director of Finance
(360) 697-6626
investors@orminc.com